SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is made and entered into by and between Victory Energy Corporation, a Nevada corporation (“Company”), Jon Fullenkamp, an individual (“Fullenkamp”), and Jon Fullenkamp, as Trustee of the Virgin Family Trust, LLP (“Trust”).

RECITALS

A.           The Company and Fullenkamp entered into an Employment Agreement dated effective as of  January 2, 2005 (the “Employment Agreement”).

B.           Fullenkamp voluntarily resigned from all positions with the Company, including his position as its President, Chief Executive Officer, employee and as a member of its Board of Directors, effective April 28, 2009 (the “Separation Date”).

C.           Fullenkamp is owed (i) an aggregate of approximately $1,014,000 as reflected on the books of the Company as of April 29, 2009 (the “Original Related Party Debt”), and (ii) an aggregate of approximately $10,000 of unreimbursed expenses incurred during the first quarter of 2009 (the “Unreimbursed Expenses”).

D.           The parties have agreed to (i) reduce the amount of the Original Related Party Debt to a total of $500,000 (including imputed interest) (the “Revised Related Party Debt”), (ii) repay the Revised Related Party Debt over time in accordance with the Payment Schedule set forth in Section 4 below, (iii) pay to Fullenkamp the amount of the Unreimbursed Expenses, and (iv) issue to Fullenkamp10,000,000 shares of the Company’s common stock that were issuable to Fullenkamp under the terms of the Employment Agreement (the “Employment Agreement Shares”).

E.           The Company desires to obtain the assistance of Fullenkamp in connection with certain matters relating to the Company’s ongoing business operations in Texas and Fullenkamp is willing to provide such assistance, at the Company’s request, in consideration of the Company’s agreement to accelerate the payment of a portion of the Revised Related Party Debt in accordance with the provision contained in Section 5(a).

F.           On April 18, 2008, the Company purportedly issued 2,000,000 shares of the Company’s preferred stock (the “Preferred Shares”) to Fullenkamp in full payment of $200,000 owed by the Company to Fullenkamp (which amount represented a portion of the total amount owed by the Company to Fullenkamp at that time).  Recently, the Company has determined that the Preferred Shares have not been legally created under applicable provisions of Nevada Law and, as a result, have not been validly issued by the Company.  As a result, the Company desires to issue to Fullenkamp, and Fullenkamp desires to accept, 1,000,000 shares (the “Replacement Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) in lieu of the Preferred Shares that were issued by the Company to Fullenkamp in full consideration of the repayment of $200,000 of the Company’s total indebtedness to Fullenkamp that existed at the time of the issuance of the Preferred Shares.

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G.           The parties desire to terminate the Employment Agreement effective as of the Separation Date and desire to implement certain restrictions on the ability of Fullenkamp and the Trust to vote and transfer the Fullenkamp Shares (as defined below).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1.           Effective Date; Term.  The effective date of this Agreement shall be seven days after each of Fullenkamp and the Trust executes and delivers the Agreement to the Company, unless Fullenkamp and/or the Trust otherwise revokes this Agreement in writing before expiration of such seven-day period (“Effective Date”).  The provisions of this Agreement shall continue in full force and effect until the fifth anniversary of the Effective Date.

2.           Payment of All Accrued Wages; Termination of Employment Agreement.  Fullenkamp acknowledges and represents that the Company has paid Fullenkamp for all wages, bonuses, business expenses (other than the Unreimbursed Expenses, the amount of which shall by paid to Fullenkamp in accordance with Section 7) and unused vacation benefits due and owing to Fullenkamp through the Separation Date, and that, except as described herein, Fullenkamp is not and shall not be entitled to any other wages, bonuses, compensation or benefits, whether pursuant to the Employment Agreement or otherwise, including, without limitation, salary, bonuses, incentive compensation, stock, stock options, accrued vacation payments, severance pay, unvested pension benefits, employer-paid health benefits, fringe benefits, expense reimbursements, or any other employment benefits.  Fullenkamp and the Company acknowledge and agree that the Employment Agreement is hereby terminated effective as of the Separation Date.

3.           Reduction in the Amount of Original Related Party Debt.  In exchange for the Company entering into this Agreement and agreeing to the terms hereof including the terms of the Payment Schedule (defined below), Fullenkamp agrees to reduce the amount of the Original Related Party Debt to the amount of the Revised Related Party Debt.

4.           Payment Schedule.  Subject to the provisions of Section 5(a), the Company agrees to pay the Revised Related Party Debt to Fullenkamp as follows: (i) $10,000 on the Effective Date, and (ii) 49 monthly installments of $10,000 on the first day of every calendar month beginning June 1, 2009 (the “Payment Schedule”).  The parties acknowledge and agree that the aggregate $500,000 in payments under the Payment Schedule includes $34,374 of imputed interest relating to the 49 monthly payments of $10,000 calculated at a rate of 3.52 % per annum.  The parties further acknowledge and agree that to the extent the Company makes a payment to Fullenkamp pursuant to the provisions of Section 5(a), the total number of monthly installments shall be appropriately reduced to take into account the dollar amount paid as a result of the provisions of Section 5(a).

5.           Cooperation and Assistance.

(a)           In the Company’s sole discretion, the Company may request that Fullenkamp provide certain services to the Company, including, but not limited to,

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assisting the Company with its on-going drilling operations in Texas.  If the Company requests Fullenkamp to provide such services and if, in the Company’s sole discretion, the Company determines that Fullenkamp’s services and assistance have had a significantly favorable impact on the Company, the Company may, in its sole discretion and solely in consideration of such services, accelerate up to ten payments (i.e., up to $100,000), due to Fullenkamp pursuant to the Payment Schedule.  If such acceleration payment is made, the Company will continue to make monthly payments in accordance with the Payment Schedule commencing on the first day of the month after the date of the acceleration payment, with the total number of such payments appropriately reduced to take into account the acceleration payment.

(b)           Fullenkamp shall cooperate and provide reasonable assistance to the Company (including its agents, owners, employees and attorneys), as requested by the Company, (i) to affect a smooth and orderly transition and continuation of the business of the Company, (ii) in the preparation and/or defense and/or pursuit of any litigation involving the Company, and (iii) in connection with any issues related to Fullenkamp’s employment with the Company, Fullenkamp’s performance as an employee of the Company, or any related matters, except as may be prevented by law.

(c)           Fullenkamp shall not (i) voluntarily aid, assist, cooperate with or encourage any person in connection with the pursuit of any claim or dispute against the Company, unless compelled by deposition or other proper legal process, or (ii) voluntarily involve himself or participate in any action in which the Company or any of the other Releasees (as defined below) is a party without first obtaining the Company’s advance written consent or unless requested to do so by the Company pursuant to Section 5(b) above.

(d)           Fullenkamp shall provide advance written notice to the Company in the event he is subpoenaed to testify, or provide documents at deposition or at trial, relating to (i) any actual, possible, alleged or perceived violation by the Company or any other Releasee (as defined below) of any federal, state, local, or administrative law, rule, or regulation; (ii) the negotiations relating to, and the terms of, this Agreement; and (iii) any acts or omissions by the Company or any of the other Releasees (as defined below) occurring prior to the Effective Date of this Agreement.

(e)           Nothing in Sections 5(c) and (d) is intended to (i) preclude Fullenkamp from assisting the Company in the manner described above, (ii) interfere with any protected right to file charges, testify, assist or participate in any manner in an EEOC investigation, hearing or proceeding, or (iii) influence the substance of such aid or involvement which is properly compelled by legal process.

(f)           Fullenkamp shall be reimbursed for expenses he incurs on behalf of the Company provided that he shall not be authorized to incur on behalf of the Company any expenses in excess of $1,500 without the prior consent of the Company’s Chief Financial Officer, which consent shall be evidenced in writing for any expenses in excess of $1,500.  As a condition to receipt of reimbursement, Fullenkamp shall be required to

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submit to the Company reasonable evidence that the amount involved was expended and related to services provided under this Agreement.

6.           Issuance of Replacement Shares.  On the Effective Date, the Company will issue to Fullenkamp the Replacement Shares in lieu of the Preferred Shares and in full consideration of the repayment of $200,000 of the Company’s indebtedness to Fullenkamp that existed at the time of the issuance of the Preferred Shares.

7.           Payment of Unreimbursed Expenses.  On the Effective Date, the Company will pay to Fullenkamp by check the amount of the Unreimbursed Expenses to the extent Fullenkamp provides the Company with receipts evidencing the payment of such amounts by Fullenkamp.

8.           Voting Agreement.

(a)           Each of Fullenkamp and the Trust hereby irrevocably grants to, and appoints Ronald Zamber, and any other individual who shall hereafter be designated by Fullenkamp and agreed to by the Company, as Fullenkamp’s and the Trust’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Fullenkamp and the Trust, to vote the Fullenkamp Shares, or grant a consent or approval in respect of the Fullenkamp Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of any matter brought before the Company’s shareholders.

(b)           Each of Fullenkamp and the Trust represents and warrants that any prior proxies heretofore given in respect of any portion of the Fullenkamp Shares are not irrevocable, and that any such prior proxies are hereby revoked.

(c)           Each of Fullenkamp and the Trust hereby affirms that the proxy set forth in this Section 8 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms.  Each of Fullenkamp and the Trust hereby further affirms that the irrevocable proxy is given in connection with the execution of this Agreement, and that such irrevocable proxy is given in consideration of the terms of this Agreement.  Each of Fullenkamp and the Trust hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355(5) of the Nevada Revised Statutes.

(d)           During the term of this Agreement, neither Fullenkamp nor the Trust shall Transfer any portion of the Fullenkamp Shares unless the person receiving Transfer of such Fullenkamp Shares executes an Instrument of Accession in the form attached hereto as Exhibit A agreeing to be bound by the terms of this Agreement.  As used herein, “Transfer” shall mean and include any sale (other than a sale made in a brokers’ transaction, as that term is defined in Rule 144(g) under the Securities Act of 1933, as amended (the “Securities Act”)), assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers in connection with a

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marital separation or dissolution, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Fullenkamp Shares.

(e)           Each of Fullenkamp and the Trust will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Fullenkamp Shares as contemplated by this Section 8.

9.           Lock-up Agreement.  In connection with the issuance of the Employment Agreement Shares to Fullenkamp pursuant to the terms of this Agreement, Fullenkamp agrees that until the fifth anniversary of the Effective Date, Fullenkamp will not, directly or indirectly, through an “affiliate,” “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act), a family member or otherwise offer, pledge, hypothecate, sell, contract to sell, or otherwise dispose of, or transfer any of the Employment Agreement Shares; provided, however, that Fullenkamp may sell, transfer, pledge, hypothecate or otherwise dispose (provided such sale, transfer, pledge, hypothecation or disposition is made in compliance with all applicable state and Federal securities laws), on a monthly basis, of up to that number of Employment Agreement Shares which is equal to 15% of the total number of shares of the Company’s common stock that were traded on the principal trading market upon which shares of the Company’s common stock then trades during the preceding month.

10.           Representations and Warranties of Fullenkamp and the Trust.  Each of Fullenkamp and the Trust represents and warrants to the Company as follows:

(a)           Each of Fullenkamp and the Trust has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Fullenkamp and the Trust.  This Agreement has been duly executed and delivered by Fullenkamp and the Trust and creates valid and binding obligations enforceable against Fullenkamp and the Trust in accordance with its terms.  Neither the execution, delivery or performance of this Agreement by Fullenkamp and the Trust nor the consummation by Fullenkamp and the Trust of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local or municipal foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunals, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, option, charge, encumbrance or security interest of any kind or nature whatsoever (a “Lien”) upon any of Fullenkamp’s or the Trust’s properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or

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obligation to which he or it is a party or by which he or it or any of his or its properties or assets, including the Fullenkamp Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Fullenkamp or the Trust or any of the properties or assets of Fullenkamp or the Trust, including the Fullenkamp Shares;

(b)           Fullenkamp and the Trust are the record and beneficial owners, or the trustee of a trust (including the Trust) whose beneficiaries are the beneficial owners, of such number of shares of the Company’s Common Stock set forth on Schedule I hereto (such shares of Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction, together with shares of Common Stock that may be acquired after the date hereof by him, including shares of Common Stock issued upon the exercise of options or warrants to purchase Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the “Fullenkamp Shares”);

(c)           Subject to the terms of this Agreement, the Fullenkamp Shares and the certificates representing the Fullenkamp Shares are now, and at all times during the term hereof will be, held by Fullenkamp or the Trust, as the case may be, or by a nominee or custodian for his or its benefit.  Each of Fullenkamp and the Trust has good and marketable title to such portion of the Fullenkamp Shares owned by such person or entity, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements.  Neither Fullenkamp nor the Trust owns of record or beneficially any Common Stock or other voting interest in the Company other than the Fullenkamp Shares and shares of Common Stock issuable upon the exercise of options and warrants, in each case as set forth on Schedule I hereto;

(d)           Other than for whatever is specifically referenced or provided for in this Agreement, there are no other sums or benefits of any nature whatsoever due and owing to Fullenkamp or the Trust by the Company;

(e)           Other than for whatever is specifically provided for in this Agreement, there are no rights of any nature whatsoever due and owing to Fullenkamp or the Trust by the Company;

(f)           Fullenkamp has provided to the Company a disk containing a true and correct copy of all files contained on his personal laptop computer in his possession and used for business purposes relating to information and/or documents pertaining to the business of the Company through the close of business on the Separation Date;

(g)           Neither Fullenkamp nor the Trust has, at anytime, taken possession of or claimed a right to any monies or other property of the Company that Fullenkamp or the Trust was not legally or contractually entitled to receive;

(h)           Fullenkamp will cooperate fully with the investigation being conducted by a committee of the Board of Directors of the Company relating to matters presented to

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the Board of Directors by the Company’s Chief Financial Officer at a meeting of the Board of Directors on April 28, 2009; and

(i)           Fullenkamp has no interest to any of the Preferred Shares, and has been fully and fairly compensated for the $200,000 owed by the Company to him on the date of issuance of the Preferred Shares by virtue of the issuance of the Replacement Shares.

11.           Company Property.  Fullenkamp has returned to the Company and has not copied or duplicated in any manner whatsoever, all tangible and intangible property (including, without limitation, all computer hardware, whether portable or stationary, and software), books, records, documents and reports owned by, or pertaining to the business of, the Company or any of the Company’s existing or prospective customers that was in Fullenkamp’s possession or under Fullenkamp’s direct or indirect control as of the Separation Date.  If Fullenkamp shall come into possession of any property (tangible or intangible), books, records, documents or reports of the type described above after the Separation Date, Fullenkamp will promptly return them to the Company.

12.           Failure to Make Payments Pursuant to Payment Schedule; Remedies.  If the Company fails to make any payment pursuant to the Payment Schedule (including any acceleration payment contemplated under Section 5(a)), and such failure continues for a period of 30 days after the date on which such failure first occurs, Fullenkamp shall have the right to declare all amounts due and owing pursuant to the Payment Schedule (including any acceleration payments under Section 5(a)) which have not otherwise been paid by the Company to Fullenkamp, immediately due and payable.

13.           Release.  Subject to the continuing rights and obligations created by or acknowledged in this Agreement, Fullenkamp, for the Trust, himself and his heirs, assigns, executors, administrators, agents and successors, past and present (collectively, the “Fullenkamp Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company, its subsidiaries, parent companies, divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, employees, consultants, insurance carriers, attorneys, assigns, executors and administrators, trustees, predecessors and successors, past and present (collectively with the Company, the “Releasees”), both individually and collectively, to the fullest extent permitted by law, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (collectively, the “Claims”), that Fullenkamp or the Fullenkamp Affiliates now have, or may ever have, against any of the Releasees based upon or arising out of any acts or omissions by the Company or any of the other Releasees, or any other facts or matters, occurring or existing on or prior to the Effective Date of this Agreement.

Without limiting the generality of the foregoing, Fullenkamp understands and agrees that, except as otherwise prohibited by law, the Release provisions of this Section 13 apply to any Claims that Fullenkamp or the Fullenkamp Affiliates now have, or may ever have, against the Company or any of the other Releasees occurring prior to the Effective Date that arise out of or

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are in any manner related to:  (i) Fullenkamp’s employment by the Company or any of the other Releasees, and (ii) the termination of Fullenkamp’s employment with the Company.

Without limiting the generality of the foregoing, Fullenkamp specifically and expressly releases, to the fullest extent permitted by law, any Claims against the Company and the other Releasees occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200 et seq.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

Fullenkamp acknowledges and represents that Fullenkamp did not suffer any work-related injuries while employed by the Company, that Fullenkamp has no intention of filing any claims for workers’ compensation benefits of any type against the Company, and that Fullenkamp will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company.  Fullenkamp acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Fullenkamp agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claims that Fullenkamp files.

14.           All Disputes.  Each of Fullenkamp and the Trust acknowledges that Fullenkamp and the Trust is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Each of Fullenkamp and the Trust hereby waives and relinquishes all rights and benefits that Fullenkamp or the Trust has or may have under Section 1542 of the California Civil Code, or the law of any other country, territory, state or jurisdiction, or common law principle, to the same or similar effect.

15.           Older Worker’s Benefit Protection Act.  This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary.  Pursuant to the terms of the

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OWBPA, Fullenkamp acknowledges and agrees that Fullenkamp has executed this Agreement voluntarily, and with full knowledge of its consequences.

In addition, Fullenkamp hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Fullenkamp; (b) the release provisions of this Agreement apply to rights and claims that Fullenkamp may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Fullenkamp may have under the ADEA that arise after the date Fullenkamp executes this Agreement; (d) the Company does not have a preexisting duty to pay the Separation Amount identified in this Agreement; (e) Fullenkamp has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Fullenkamp shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (g) Fullenkamp shall have a period of seven days after execution of this Agreement in which to revoke this Agreement.  Fullenkamp further understands that this Agreement shall not become effective until expiration of this seven-day period.

16.           Trade Secrets.  Fullenkamp acknowledges that, in the course of Fullenkamp’s employment with the Company, Fullenkamp had access to confidential information, including information, processes, and/or ideas that are not generally known in the industry; that the Company considers confidential; that give the Company a competitive advantage; and/or that affect or relate to the Company, its business, or its methods of operation.  Fullenkamp acknowledges that such confidential information is a valuable trade secret and the sole property of the Company.

Fullenkamp acknowledges and agrees that the Company’s Confidential Information and trade secrets include, for example, computer program listing, source code, and object code; product design, contents, formulas, packaging, marketing, or anything related to the unique character of products; the names and addresses of the Company’s customers and prospective customers and all other confidential information relating to those actual or prospective customers, marketing information, price lists, cost information, business forms, and financial records; as well as all other information that has or could have commercial value or other utility in the business in which the Company or its customers are engaged or in which they contemplate engaging and information, regardless of whether the Company previously identified or labeled such information as confidential.  By way of further example, the Company’s confidential information and trade secrets include all information not generally known outside of the Company that relates to the Company or its customers and that Fullenkamp obtained or learned about solely as a result of Fullenkamp performing services for the Company.

If Fullenkamp is not sure whether certain information is confidential information within the scope of this Agreement, then Fullenkamp agrees to treat that information as confidential unless informed in writing by the Company to the contrary.

Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out this Agreement, Fullenkamp agrees that Fullenkamp will not disclose or furnish any such information to any person other than an

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officer of the Company, and Fullenkamp will make no use of any such information for Fullenkamp’s personal benefit.

Fullenkamp further represents and warrants that prior to or concurrently with the execution of this Agreement, Fullenkamp has returned to the Company all such information and property which belongs to the Company.  This includes all information tangible or intangible whether in written, machine-readable, or any information disclosed orally or visually.

Fullenkamp agrees and acknowledges that Fullenkamp has not, by virtue of Fullenkamp’s association with the Company, acquired any rights in any confidential information, goodwill, or other asset or property of the Company, whether tangible or intangible, and whether or not created by Fullenkamp.  If any such rights become vested in Fullenkamp by operation of law or otherwise, Fullenkamp agrees to assign the same to the Company without further consideration immediately upon the Company’s request.

17.           Fullenkamp Non-Solicitation.  Fullenkamp agrees that, during the time period in which the Company is making payments pursuant to the Payment Schedule, he will not directly or indirectly recruit, or attempt to recruit, any other employee of the Company or its affiliates, or induce or attempt to induce any employee of the Company to terminate or cease employment with the Company.  During this period, if Fullenkamp is contacted by the Company’s employee(s) with regard to employment opportunities, Fullenkamp agrees to inform such employee(s) at the first discussion thereof that he cannot encourage, follow-up on, hire or promote the hiring of such employee(s) unless consent is provided to Fullenkamp by the Company’s owners to continue such discussions.

18.           No Other Claims and No Assignment.  Fullenkamp represents and warrants that Fullenkamp has not filed any Claims for benefits against the Company or any of the Releasees with any state or federal court or local, state or federal agency.  Fullenkamp also represents and warrants that Fullenkamp has not assigned or transferred any interest in any Claims that Fullenkamp may have against the Company or any other Releasee.  Accordingly, Fullenkamp agrees to indemnify and hold the Company and the other Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity asserting any such Claims, assignment or transfer of any right or claim.  This Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving the Company or any of the other Releasees.  This indemnity provision does not require payment as a condition precedent to recovery by the Releasees hereunder.

19.           Remedies.  If any of the representations of a party contained in this Agreement are discovered to be untrue, or any of the obligations of a party in this Agreement are breached, the party whose representation is untrue, or who has breached an obligation, shall (a) be liable for any and all damages caused by such misrepresentation or breach, (b) take all actions necessary to insure that the other party to this Agreement (the “Other Party”) is not damaged by reason of such misrepresentation or breach, and (c) indemnify and hold the Other Party harmless from damages, losses, claims, or expenses resulting therefrom (including, without limitation, attorneys’ fees).  If any of the representations of a party contained in this Agreement are discovered to be untrue, or any of the obligations of a party in this Agreement are breached, the Other Party shall be entitled to recover damages and to pursue all other remedies available under

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contract or law by reason of any such untrue or inaccurate representations or the breach of any warranty, covenant or other obligation under this Agreement.

20.           Choice of Law, Jurisdiction and Venue.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California’s conflict of laws rules.  Any dispute arising out of or related to this Agreement shall be litigated exclusively in the state or federal courts located in Orange County, California.  The Parties expressly consent to personal jurisdiction and venue in the state and federal courts located in Orange County, California.

21.           Integrated Agreement.  This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties.  There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof, except this Agreement.  This Agreement may not be orally modified, and may be modified only in a written instrument signed by the parties.

22.           Severability.  The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose.  Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable.  If a court of competent jurisdiction finds any provision, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

23.           Captions.  The captions and section numbers in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

24.           Counterparts.  This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

25.           Binding Agreement.  Fullenkamp represents and warrants that Fullenkamp has the authority to enter into this Agreement on Fullenkamp’s behalf individually and to bind all persons and entities claiming through Fullenkamp, including the Trust.  This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Fullenkamp and the Company.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

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FULLENKAMP FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT FULLENKAMP HAS BEEN GIVEN 21 DAYS IN WHICH TO CONSIDER THE TERMS OF THIS AGREEMENT, AND THAT FULLENKAMP HAS VOLUNTARILY CHOSEN TO EXECUTE THIS AGREEMENT ON THE DATE INDICATED BELOW.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

Dated: May 15, 2009	By:	/s/
JOHN FULLENKAMP

VICTORY ENERGY CORPORATION

Dated: May 15, 2009	By:	/s/
Robert Miranda
Interim Chief Executive Officer

JON FULLENKAMP, AS TRUSTEE OF THE VIRGIN FAMILY TRUST, LLP

Date: May 15, 2009	By:	/s/
John Fullenkamp, Trustee

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SCHEDULE I

Share Ownership

Name	Number of Shares
Jon Fullenkamp	9,097,500
Virgin Family Trust, LLP	6,103,250

Option and Warrant Ownership

Name	Number of Options/Warrants
Jon Fullenkamp	1,200,000 options

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EXHIBIT A

Form of Instrument of Accession

Instrument of Accession

Reference is made to Section 7 of that certain Separation Agreement and General Release of Claims dated as of May 15, 2009, a copy of which is attached hereto (as amended and in effect from time to time, the “Separation Agreement”), between Victory Energy Corporation, a Nevada corporation (the “Company”), Jon Fullenkamp, an individual (“Fullenkamp”) and Jon Fullenkamp as Trustee of the Virgin Family Trust, LLP (the “Trust”).

The undersigned, ____________________________________, in order to become the owner or holder of _______________ (collectively, the “Shares”) of the Company hereby agrees that by his, her or its execution hereof the undersigned is a party to the Separation Agreement with respect to Section 8 thereof, subject to all of the restrictions and conditions applicable to Fullenkamp and the Trust set forth in such Section 8 of the Separation Agreement, and all of the Shares purchased by the undersigned in connection herewith (and any and all debt and equity of the Company issued in respect hereof) are subject to all the restrictions and conditions applicable to such Shares as set forth in Section 8 of the Separation Agreement.  This Instrument of Accession shall take effect and shall become a part of Section 8 of the Separation Agreement immediately upon execution.

Executed as of the date set forth below under the laws of the State of Nevada.
Signature
Address

Date

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CONSENT OF SPOUSE

I, Candice Fullenkamp, acknowledge that I have read the foregoing Separation Agreement and General Release (the “Agreement”) and that I understand its contents. I am aware that pursuant to the terms of Section 8 of the Agreement, my spouse agrees (i) to grant to Ronald Zamber, and any other individual who shall hereafter be designated by my spouse and agreed to by the Company, an irrevocable proxy to vote the Fullenkamp Shares (as that term is defined in the Agreement) and (ii) not to Transfer (as that term is defined in the Agreement) the Fullenkamp Shares, including a Transfer of all or a portion of the Fullenkamp Shares to me upon his death or upon our divorce or legal separation, unless the transferee executes an Instrument of Accession whereby the transferee agrees to be bound by the provisions of Section 8 of the Agreement.  I am also aware that pursuant to Section 9 of the Agreement, my spouse agrees to certain restrictions on his ability to sell the Employment Agreement Shares (as that term is defined in the Agreement).

Being fully convinced of the reasonableness and wisdom of the Agreement, including the provisions contained in Sections 8 and 9 of the Agreement, I hereby approve and consent to it and hereby agree to be bound by its provisions.

Dated:  May 15, 2009
/s/
Candice Fullenkamp

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